Exhibit 21.1

Subsidiaries of the Company.

Gupta Technologies, LLC

Gupta Technologies, Ltd.

Gupta Technologies GmbH

Gupta Technologies, S.A. de C.V.

Kenosia Corporation

Warp Solutions, Inc.

Warp Solutions, Ltd.

6043577 Canada, Inc.

Spider Software, Inc.

David Corporation

Foresight Software, Inc.

Process Software, LLC

ProfitKey International, LLC

TAC/Halo, LLC (Tesseract)